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                               BOARD OF DIRECTORS
                           CHANGE OF CONTROL AGREEMENT
                      SENIOR EXECUTIVE SEVERANCE AGREEMENT


         AGREEMENT between CANISCO RESOURCES, INC., a Delaware corporation (the "Corporation") and Michael J. Olson, (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors (the "Board") of the Corporation has determined that it is in the best interests of the Corporation to enter into severance agreements with key executives of the Corporation; and

         WHEREAS, the Board has authorized Management put in place a Change of Control Agreement with certain Senior Executives; and

         WHEREAS, the Executive is a key executive of the Corporation and has been selected by the Board to enter into a severance agreement with the Corporation; and

         WHEREAS, the Corporation recognizes that the Executive is an integral part of the management of the Corporation and has made and is expected to continue to make major contributions to its profitability, growth and financial strength; and

         WHEREAS, the Corporation considers that the provision of financial security to the Executive in the event of a change in control of the Corporation will enable Executive to serve the Corporation on an objective and impartial basis and without conflict of interest in the evaluation of and response to any attempt to effect such a change in control, and will, in addition, serve as compensation for the Executive's direct responsibility for the Corporation's success (which success may prompt an attempt by others to effect such a change in control); and

         WHEREAS, should the Corporation receive any such proposals, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate;

         NOW, THEREFORE, in consideration of the above and the covenants and agreements contained herein, and for other good and valuable consideration, the Corporation and the Executive agree as follows:

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         1.       TERMINATION AFTER CHANGE OF CONTROL. The following payments and benefits will be provided to the Executive by the Corporation in the event of a Termination of Employment (as hereinafter defined) of the Executive within three (3) years after a Change of Control (as hereinafter defined) of the Corporation.

                  1.1 LUMP SUM CASH PAYMENT. On or before the Executive's last day of employment with the Corporation, the Corporation will pay to the Executive as compensation for services rendered to the Corporation a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to three (3) times the highest Annual Total Compensation (as hereinafter defined) paid or payable to the Executive by the Corporation during the thirty six (36) months immediately preceding the date of Termination of Employment of the Executive.

                  1.2 PROFIT SHARING AND RETIREMENT PLANS. All rights and accrued benefits of the Executive under the profit sharing, pension and other retirement plans of the Corporation, including, without limitation, any deferred compensation plans of the Corporation, immediately shall vest in full and the Executive shall be entitled to payment of benefits in accordance with the terms of the applicable plan. To the extent, if any, that any such plan permits accelerated vesting as provided in the foregoing sentence, the Executive will be paid supplementary by the Corporation the amount of additional benefits that would have been payable if such full vesting had taken place as of the date of Termination of Employment. All such payments shall be made at the same time and on the same basis as payments under the plan. All supplemental payments provided for herein are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code and shall be payable solely from the general assets of the Corporation.

                  1.3      OTHER PROVISIONS.

                           (i)      INSURANCE AND OTHER SPECIAL BENEFITS.  The
Executive's participation in the life, accident and health insurance and other employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974), and in other fringe benefits, provided to the Executive prior to the Change of Control or the Termination of Employment, shall be continued, or equivalent benefits provided, by the Corporation, at no cost to the Executive, for a period of thirty six (36) months from the date of the Termination of Employment (or until his normal retirement date, whichever is sooner).

                           (ii)     RELOCATION ASSISTANCE.  Should the Executive
move his residence more than 25 miles (from its location just prior to Termination of Employment) in order to pursue other business opportunities within thirty six (36) months of the Termination of Employment, he will be reimbursed for any expenses

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incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer. Benefits under this provision will include the assistance in selling the Executive's home and all other assistance and benefits which are provided by the Corporation under its relocation plan or common practice as in effect immediately prior to the termination of the Executive's employment.

                           (iii)    INCENTIVE COMPENSATION.  Any awards
previously made to the Executive under any incentive bonus plans of the Corporation (including, without limitation, the 1990 Executive Compensation Plan and other incentive plans adopted in the future) and not previously vested or paid immediately shall vest on the date of Termination of Employment and shall be paid on that date and included as compensation in the month paid.

                           (iv)     STOCK OPTIONS.  All stock options, stock
appreciation rights, stock purchase rights and other similar rights, if any, which the Executive holds immediately shall, at the option of the Executive, (i) become fully vested and shall be exercisable in full in accordance with the terms of the applicable plan, (ii) provide for the purchase of the award upon the participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, (iii) adjust the terms of the award in a manner determined by the Compensation Committee to reflect the change in control, (iv) cause the award to be assumed, or new rights substituted therefor, by another entity, (v) provide for a cash equivalent that the original option award was based upon with the addition of interest at a rate as specified in paragraph 2.1, or (vi) make such other provision as the Compensation Committee may consider equitable and in the best interests of both the Executive and the Corporation.

                           (v)      EXECUTIVE LOAN PROGRAM.  All loans to the
Executive by the Corporation that are outstanding as of the time of Termination of Employment (except borrowings at a time when the Executive had knowledge that a Change of Control was being attempted) shall not be due until the expiration of five (5) years from termination; provided, however, that the Executive shall have the right to prepay such loans in full at any time or in part from time to time.

                  1.4 SUBSTITUTE BENEFITS. To the extent the terms of any benefit plans of the Corporation described under 1.3 do not permit continued participation by the Executive after Termination of Employment on substantially the same terms as when employed by the Company, the Corporation will arrange to provide the Executive with benefits substantially similar to, and no less favorable than, the benefits he would be entitled to receive under such benefit plan.

                  1.5      DEFINITIONS.

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                           (i)      For the purpose of this Agreement, a "Change
of Control" shall be deemed to have taken place on the date of the earlier to occur of any of the following events:

                                    (a)      The acquisition (other than from
the Corporation) by any person, entity or "group," within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (excluding, for this purpose, the Corporation or its subsidiaries, any employee benefit plan of the Corporation or its subsidiaries, and the Executive or any such "group" of which the Executive is a member) of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 30% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; or

                                    (b)      As a result of, or in connection
with, any cash tender offer, exchange offer, merger, share exchange, consolidation, or actual or threatened election contest, or any combination of the foregoing ("Transaction") individuals who, as of the date of the first public announcement of such Transaction, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; or

                                    (c)      Approval by the stockholders of the
Corporation of a reorganization, statutory share exchange, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, share exchange merger or consolidation do not, immediately thereafter, own more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation; provided, however, if the Executive is a participant in any transaction described in subparagraph (b) or (c) above as an equity investor in the surviving or resulting corporation, no Change in Control for purposes of this Agreement shall be deemed to have taken place.

                           (ii)     For purposes of this Agreement, "Annual
Total Compensation" shall mean the sum of the base salary and annual inventive bonus paid to the Executive on account of the calendar year in question plus all vested amounts credited to the Executive on account of such calendar year under applicable incentive compensation plans (without regard to any accelerated vesting caused by operation of Section 1.3 hereof).

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                           (iii)    For purposes of this Agreement, a
"Termination of Employment" shall be deemed to have taken place in the event that the Executive's employment is terminated for any reason other than as a consequence of his death or disability, his retirement at or after reaching his normal retirement age under a retirement plan or current retirement practice of the Corporation, or his voluntary resignation without just cause. The voluntary resignation of the Executive shall be without just cause unless such resignation shall have followed the occurrence of one or more of the following: (x) the Executive is assigned any duties or responsibilities that are materially inconsistent with his position, duties, responsibilities or status prior to the Change of Control, or (y) the Executive's base compensation is reduced or he experiences in any year a reduction in the ratio of his incentive compensation, bonus, or other such payments to his base compensation in such year which is greater than the average reduction in the ratio of incentive compensation, bonus or other such payments to base compensation in such year experienced by all the Corporation's officers.

         2.       GENERAL.

                  2.1 INDEMNIFICATION. If litigation shall be brought to enforce or interpret any provision contained herein, the Corporation, to the extent permitted by applicable law and the Corporation's Charter, hereby indemnifies the Executive for his reasonable attorneys' fees and disbursements incurred in such litigation only if the Executive is otherwise found to be owed any amount in excess of payments already made under the agreement after the Executive has made demand therefor.

                  2.2 PAYMENT OF OBLIGATIONS ABSOLUTE. The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and except as provided in Section 1.3(i) and 1.3(ii) of this Agreement, the obtaining of any such other employment shall in no event effect any reduction of the Corporation's obligations to make the payments and arrangements required to be made under this Agreement.

                  2.3 CONTINUING OBLIGATIONS. The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its

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subsidiaries and their respective businesses so long as such information is not publicly disclosed or until ninety (90) days have lapsed since his termination.

                  2.4 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive. All references in this Agreement to the Corporation shall include its subsidiaries and affiliates to the extent that compensation or other plans or benefits are provided by such entities.

                  2.5 SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  2.6 CONTROLLING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the state of Pennsylvania.

                  2.7 TERMINATION. This Agreement shall terminate if the Board of Directors determines that the Executive is no longer a key executive to be covered by this Agreement and so notifies the Executive in writing; EXCEPT THAT such determination shall not be made, and if made shall have no effect, (i) within three (3) years after a Change of Control or (ii) during any period of time when the Board has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, the third person has abandoned or terminated his efforts to effect a Change of Control. Any decision by the Board that a third person has or has not taken steps reasonably calculated to effect a Change of Control or that the third person has abandoned or terminated his efforts to effect a Change of Control shall be conclusive and binding on the Executive.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the 9 day of August, 1996.

                                         EXECUTIVE


                                         By: /s/ Michael J. Olson
                                            --------------------------

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                                         CANISCO RESOURCES, INC.
                                         BOARD OF DIRECTORS
                                         COMPENSATION COMMITTEE


                                         By: /s/ W. Lawrence Petcovic
                                            -----------------------------
                                                           CHAIRPERSON
ATTEST:

/s/ Thomas P. McShane
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